Exhibit 99.2

Publication of Prospectus:

Questions and Answers

Publication of Prospectus:

Questions and Answers

Where can I find the Prospectus?

The Swiss Offer Prospectus is available on www.chemchina.com/press. The US Offer to Purchase is expected to be published on 23 March 2016 and will be available on the website of the US Securities and Exchange Commission at www.sec.gov.

When will the tender offers open?

The Swiss and US tender offers are both expected to open on 23 March 2016.

How do I tender my shares and ADSs?

With respect to the Swiss offer, private shareholders will be notified of the procedure through the bank which holds their shares in custody. Institutional shareholders will be notified through their normal channels.

If you do not receive any information by mid-April, you may wish to contact the respective financial institution directly.

With respect to the US offer, shareholders and holders of ADSs should review the information contained in the US Offer to Purchase, which will be attached as an exhibit to the Tender Offer Statement on Schedule TO, and other documents that will be filed by ChemChina and CNAC Saturn (NL) B.V. (a subsidiary of ChemChina) with the SEC for instructions on how to tender their shares and ADSs.

How long will the tender offers last?

The Swiss public tender offer is expected to commence on 23 March 2016 for an initial period of 40 trading days. The Swiss offer will be extended for subsequent periods of up to 40 trading days each pending receipt of all regulatory approvals. The US tender offer is also expected to commence on 23 March 2016 and will remain open until all conditions to the tender offer are satisfied or waived and the offeror accepts the tendered shares, or until the offeror is permitted to terminate the Swiss offer, whichever is earlier.

Are the offers subject to a vote at the Annual General Meeting?

No. However, the payment of the CHF 5 special dividend, conditional upon the offers becoming unconditional and payable immediately prior to the settlement of the shares and ADSs tendered during the main offer period, is subject to shareholder approval.

What are the conditions to the offers?

Among other conditions, the offers are subject to regulatory approvals and to valid tender of at least 67% of all Syngenta shares. For full details of the conditions to the offers please consult the Prospectus and the US Offer to Purchase that will be filed with the SEC.

Will I still receive the proposed dividend of CHF 11 if I have already tendered my shares?

Yes. Shareholders keep all their rights until settlement of their tendered shares. You will receive the dividend which is scheduled for payment on 2 May 2016. In the case of ADSs, the dividend will be paid towards the end of June 2016.

Can I still exercise my vote at the Annual General Meeting if I have already tendered my shares?

Yes. Shareholders may exercise their votes until settlement of their tendered shares.

Can I withdraw my shares or ADSs after having tendered them?

With respect to the Swiss offer, during the main offer period holders may withdraw their shares from the tender by contacting the institution through which they tendered their shares.

With respect to the US offer, holders may withdraw their shares or ADSs by following the instructions set forth in the US Offer to Purchase that will be filed with the SEC.

What happens if I do not tender my shares?

In the event that, after settlement of the offers, ChemChina and/or its subsidiaries hold between 90% and 98% of the voting rights in Syngenta, the offeror intends to merge Syngenta with a Swiss company controlled by ChemChina, whereby the remaining public shareholders would be compensated (in cash or otherwise) and not receive any shares in the surviving company.

In the event that ChemChina and/or its subsidiaries hold more than 98% of the voting rights in Syngenta after settlement of the offers, the offeror intends to request the cancellation of the remaining publicly held shares in accordance with article 137 of the Financial Markets Infrastructure Act of Switzerland.

In the event that ChemChina and/or its subsidiaries hold less than 90% of the voting rights in Syngenta after settlement of the offers, ChemChina and the offeror may consider other actions with a view to acquiring 100% of the shares of Syngenta, as further described in the Swiss Offer Prospectus and the US Offer to Purchase.

After the settlement of the tender offers, the offeror intends to have the Syngenta shares and ADSs delisted from trading.

How do I exchange the US dollar proceeds of the Swiss offer into Swiss francs?

Privately invested individual persons who hold their shares with a Swiss custodian bank and who hold no more than 500 Syngenta shares and tender them into the Swiss offer will be eligible to use a US dollar conversion facility. Shareholders wishing to use the facility can elect to do so in the appropriate acceptance form. The exchange rate used under the facility will be determined by market rates within the four trading days prior to the settlement date.

Why is the share price currently trading below the offer price?

It is not uncommon for shares to trade below the offer price prior to the conclusion of a transaction.

Disclaimer

This Q&A is not an offer to purchase or a solicitation of an offer to sell any securities. Any offer or offer document, if any, would be made and distributed by ChemChina or its subsidiaries.

Additional information and where to find it

The Swiss Public Tender Offer and the US Offer for the outstanding shares and (in the case of the US Offer) for American Depositary Shares of Syngenta have not been commenced. This Q&A is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell company securities. The solicitation and offer to buy company securities will only be made pursuant to the Prospectus for the Swiss Public Tender Offer and a Schedule TO and other documents relating to the US Offer that will be filed with the US Securities and Exchange Commission (“SEC”). At the time the US Public Tender Offer is commenced, ChemChina and a designated direct or indirect subsidiary will file a tender offer statement on Schedule TO with the SEC and thereafter, the company will file a solicitation/recommendation statement on Schedule 14d-9 with respect to the offer. Investors and security holders are urged to read these materials carefully when they become available since they will contain important information, including the terms and conditions of the offer. Investors and security holders may obtain a free copy of these materials (when available) and other documents filed by ChemChina and the company with the SEC at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain free copies of the solicitation/recommendation statement and other documents filed with the SEC by the company at www.syngenta.com.

Cautionary statement regarding forward-looking statements

Some of the statements contained in this Q&A are forward-looking statements, including statements regarding the expected consummation of the acquisition, which involves a number of risks and uncertainties, including the satisfaction of closing conditions for the acquisition, such as regulatory approval for the transaction and the tender of at least 67% of the outstanding shares of the company, the possibility that the transaction will not be completed and other risks and uncertainties discussed in the company’s public filings with the SEC, including the “risk factors” section of the company’s form 20-F filed on February 11, 2016 as well as the tender offer documents to be filed by the offeror and the solicitation/recommendation statement to be filed by the company. These statements are based on current expectations, assumptions, estimates and projections, and involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to be materially different from any forward-looking statements. These statements are generally identified by words or phrases such as “believe”, “anticipate”, “expect”, “intend”, “plan”, “will”, “may”, “should”, “estimate”, “predict”, “potential”, “continue” or the negative of such terms or other similar expressions. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results and the timing of events may differ materially from the results and/or timing discussed in the forward-looking statements, and you should not place undue reliance on these statements. The offeror, ChemChina and the company disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the period covered by this Q&A or otherwise.